Exhibit 107

Calculation of Filing Fee Tables

Form F-4

(Form Type)

Gold Royalty Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (1)	Maximum Aggregate Offering Price (2)		Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Shares, without par value	Rule 457(o)	N/A	N/A	$100,028,819.60	(2)	$0.0000927	$9,272.67
Fee Previously Paid	Equity	Common Shares, without par value	Rule 457(o)	N/A	N/A	$93,894,365.70	(3)		$8,704.01

	Total Offering Amounts					$100,028,819.60
	Total Fees Previously Paid								$8,704.01
	Total Fee Offsets								—
	Net Fee Due								$568.66

(1)	In accordance with Rule 457(o), the number of shares to be registered and proposed maximum offering price per share has not been included.

(2)	Pursuant to Rule 457(c) and Rule 457(f), and solely for the purpose of calculating the registration fee, the market value of the securities to be received was calculated as the product of (i) 81,784,230 common shares of Elemental Royalties Corp., a Canadian corporation (“Elemental”) (the sum of (x) 78,266,221 common shares of Elemental outstanding as of April 6, 2022, (y) 900,000 common shares of Elemental issuable upon the exercise of stock options outstanding as of December 31, 2021, and (z) 2,895,109 common shares of Elemental issuable upon the settlement of performance share units outstanding as of December 31, 2021) as set forth by Elemental in its “Material Change Report” dated April 6, 2022, filed on the System for Electronic Document Analysis and Retrieval (SEDAR) on April 6, 2022 (with respect to common shares of Elemental outstanding) and “Consolidated Financial Statements for the Years Ended December 31, 2021 and 2020”, filed on the System for Electronic Document Analysis and Retrieval (SEDAR) on March 31, 2022 (with respect to common shares underlying stock options and performance share units), less 277,100 common shares of Elemental held by Gold Royalty Corp.); and (ii) the average of the high and low sales prices of common shares of Elemental as reported on the Toronto Stock Exchange (the “TSX”) on April 6, 2022 (C$1.530) which was the equivalent of $1.22 based on the Bank of Canada’s daily average exchange rate on such date.

(3)	Pursuant to Rule 457(c) and Rule 457(f), and solely for the purpose of calculating the registration fee, the market value of the securities to be received was calculated as the product of (i) 72,786,330 common shares of Elemental (the sum of (x) 68,991,221 common shares of Elemental outstanding as of September 30, 2021, (y) 900,000 common shares of Elemental issuable upon the exercise of stock options outstanding as of September 30, 2021, and (z) 2,895,109 common shares of Elemental issuable upon the settlement of performance share units outstanding as of September 30, 2021) as set forth by Elemental in its “Condensed Interim Consolidated Financial Statements for the Three and Nine Months Ended September 30, 2021 and 2020”, filed on the System for Electronic Document Analysis and Retrieval (SEDAR) on November 16, 2021); and (ii) the average of the high and low sales prices of common shares of Elemental as reported on the TSX on January 6, 2022 (C$1.645) which was the equivalent of $1.29 based on the Bank of Canada’s daily average exchange rate on such date.